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                                                                    Exhibit 99.1

                              TERMINATION AGREEMENT

This Termination Agreement ("Agreement"), is made and entered into as of December 31, 2001, by and between Ilion Technology Corporation, a Delaware corporation ("Ilion") (formerly named Pacific Lithium Limited and formerly a New Zealand corporation) and Lithium Technology Corporation, a Delaware corporation ("LTC").

                                    RECITALS

      WHEREAS, Ilion and LTC have entered into an Agreement and Plan of Merger dated as of January 19, 2000 ("LTC-Ilion Merger Agreement") and the Bridge Loan Financing Agreements (as defined in the LTC-Ilion Merger Agreement) as amended by Amendment Agreement No. 1 dated as of March 31, 2000, Amendment Agreement No. 2 dated as of May 4, 2000, Amendment Agreement No. 3 dated as of June 6, 2000 and Amendment Agreement No. 4 dated as of February 2, 2001 and related agreements (collectively the "LTC-Ilion Agreements");

      WHEREAS, LTC, Ilion, GAIA Akkumulatorenwerke GmbH ("GAIA") and Arch Hill Capital ("Arch") have entered into a Letter of Intent relating to a merger between GAIA and LTC (the "LTC-GAIA Merger"), an equity investment (the "Financing") in LTC by new investors (the "Investors") and related transactions;

      WHEREAS, it is a condition to the LTC-GAIA Merger that Ilion and LTC enter into this Agreement and terminate the LTC-Ilion Agreements on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of these premises and the mutual agreements contained in this Agreement, Ilion and LTC agree as follows:

1.    TERMINATION OF LTC-ILION AGREEMENTS

      1.1   On December 31, 2001 (the "Closing"):

      (a) All LTC-Ilion Agreements and all rights and obligations of the parties thereto under all of the existing LTC-Ilion Agreements shall terminate and shall be superceded by the terms of this Agreement, provided that the parties hereby acknowledge, ratify and affirm that any and all Improvements (as such term is defined in the License and Option Agreement dated as of October 1, 1999 between LTC and Ilion) made, discovered, developed or acquired by Ilion or LTC at any time from and after October 1, 1999 shall belong to Ilion, and Ilion shall have exclusive right, title and interest thereto.

      (b) All promissory notes issued from LTC to Ilion through December 31, 2001 ($5,249,000 in total consisting of $5,149,000 outstanding as of December 3, 2001 and $100,000 issued between December 3, 2001 and December 31, 2001) which Ilion acknowledges and agrees are all of the promissory notes issued from LTC to Ilion through December 31, 2001 and no further amounts are due and owing by LTC to Ilion (the "Ilion Notes") shall be sold and converted as follows:

            (i) In consideration of all of the aggregate benefits to Ilion pursuant to this Section 1, Ilion shall sell to the Investors $3,949,000 in principal of Ilion Notes pursuant
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      to the terms of a Note Purchase and Sale Agreement attached hereto as
      Exhibit A.

            (ii) $1,300,000 of Ilion Notes shall be converted into 13,000,000 shares of LTC Common Stock (the "Conversion Shares") and LTC shall deliver to Ilion a stock certificate for 13,000,000 shares of LTC Common Stock.

      1.2 Upon the Closing, the warrant (the "Warrant") to purchase shares of LTC common stock (the "Warrant Shares") issued to Ilion pursuant to the Bridge Loan Financing Agreements shall be amended as set forth in the Warrant Amendment Agreement attached hereto as Exhibit B (the "Warrant Amendment").

      1.3 Upon the Closing, LTC and Ilion shall enter into License Agreements in the forms attached hereto as Exhibit C-1 and Exhibit C-2.

      1.4 The Closing of the transactions contemplated by this Agreement shall take place on December 31, 2001 at such time and place agreed to by the parties.

2.    REPRESENTATIONS AND WARRANTIES OF ILION

      Ilion hereby represents and warrants to LTC as follows:

      2.1 Organization; Power and Authority. Ilion (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted and to enter into and carry out the transactions contemplated by this Agreement.

      2.2 Authorization of the Agreement. The execution, delivery and performance by Ilion of this Agreement has been duly authorized by all requisite corporate action on the part of Ilion, and this Agreement constitutes a legal, valid and binding obligation of Ilion, enforceable against Ilion in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

      2.3 No Conflict. The execution, delivery and performance by Ilion of this Agreement and the consummation by Ilion of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Ilion, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of Ilion under any material contract to which Ilion is a party or (c) violate the Certificate of Incorporation or the Bylaws of Ilion.
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      2.4   Investment Representations.

            (a) Disclosure Documents Ilion has received and reviewed (but disclaims any responsibility or view as to the accuracy or adequacy of) LTC's Form 10-KSB dated December 31, 2000, Form 10-QSB dated March 31, 2001, Form 10-QSB dated June 30, 2001, Form 10-QSB dated September 30, 2001, Form 8-K dated February 14, 2001, and Form 8-K dated December 12, 2001 (collectively, the "Disclosure Documents").

            (b)   Investment Representation.

                  (i) Ilion is generally familiar with the business of LTC and has had an opportunity to review the Disclosure Documents and to have all of Ilion's questions related thereto satisfactorily answered.

                  (ii) Ilion acknowledges that the Conversion Shares and Warrant Shares (collectively, the "Shares") are speculative and involve a high degree of risk and Ilion represents that it is able to sustain the loss of the entire amount of its investment.

                  (iii) Ilion has previously invested in unregistered securities and has sufficient financial and investing expertise to evaluate and understand the risks of the Shares.

                  (iv) Ilion has received from LTC, and is relying on, no representations (except as set forth in this Agreement) or projections with respect to LTC's business and prospects.

                  (v) Ilion is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933 (the "Securities Act").

                  (vi) Ilion is acquiring the Shares for investment purposes only without intent to distribute the same, and acknowledges that the Shares have not been registered under the Securities Act and applicable state securities laws, and accordingly, constitute "restricted securities" for purposes of the Securities Act and such state securities laws.

                  (vii) Ilion acknowledges that it will not be able to transfer the Shares except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or exemptions therefrom.

                  (viii) The certificates and/or instruments evidencing the Shares will contain the following legend:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE
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      COMPANY AND ITS COUNSEL AND FROM ATTORNEYS REASONABLY ACCEPTABLE TO THE
      COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.


3.    REPRESENTATIONS AND WARRANTIES OF LTC

      LTC hereby represents and warrants to Ilion as follows:

      3.1 Organization and Good Standing; Power and Authority; Qualifications. LTC (a) is a corporation duly organized, validly existing and in good standing under the laws of the Delaware and (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted and to enter into and carry out the transactions contemplated by this Agreement.

      3.2 Authorization of the Agreement. The execution, delivery and performance by LTC of this Agreement has been duly authorized by all requisite corporate action on the part of LTC, and this Agreement constitutes a legal, valid and binding obligation of LTC, enforceable against LTC in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.

      3.3 No Conflict. The execution, delivery and performance by LTC of this Agreement and the consummation by LTC of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to LTC, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any encumbrance upon any of the properties or assets of LTC under any material contract to which LTC is a party or (c) violate the Certificate of Incorporation or the Bylaws of LTC.

      3.4 No Undisclosed Liabilities. LTC does not have any liabilities or obligations (whether or not absolute or contingent) and none of its assets is subject to any liabilities or obligations which are not fairly reflected in the Disclosure Documents, other than liabilities incurred in the ordinary course of business consistent with past practice or other than those set forth on Schedule 3.4.

      3.5. Litigation. There is no lawsuit, claim, action, investigation or proceeding pending or, to the knowledge of LTC, threatened against LTC or any of LTC's affiliates, directors, officers or agents relating to LTC or its business other than those set forth on Schedule 3.5. LTC is not in default under any judgment, order, injunction, rule or decree of any governmental entity or judicial authority.

      3.6. Disclosure Documents. All of the Disclosure Documents have been duly filed by LTC, were in compliance with all applicable requirements and were complete and correct in all
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material respects as of the date at which the information was furnished, and contained no untrue statement of a material fact nor omitted to state a material fact required to be included therein or necessary in light of the circumstances under which it was made in order to make the statements made therein not misleading.

4.    REGISTRATION RIGHTS

      4.1   Demand Registration of Shares.

            (a) At any time after April 30, 2002 and prior to April 30, 2004, Ilion or any Permitted Transferee holding in the aggregate at least 50% of the Shares may demand registration under the Securities Act of the Shares. The registration requested pursuant to this Section 4.1(a) is referred to herein as the "Demand Registration".

            (b) Number of Demand Registrations; Notice. Ilion (for the purposes of Sections 4.1(b) to 4.9, inclusive, a reference to the "Ilion" shall include any Permitted Transferee holding in the aggregate at least 50% of the Shares) shall be entitled to one Demand Registration. Subject to the limitations contained in the following paragraphs of this Section 4.1, after the receipt of such Demand Registration, (i) LTC will be obligated and required to include in such Demand Registration all Shares with respect to which LTC shall receive from Ilion the written request of Ilion for inclusion in such Demand Registration, and (ii) LTC will use its best efforts in good faith to effect promptly the registration of such Shares.

            (c) Restrictions on Demand Registration. LTC will not be obligated to effect a Demand Registration within one hundred twenty (120) days after the effective date of a registration statement in which Shares of Ilion are included pursuant to the exercise of "piggyback rights" pursuant to Section 4.2 hereof. LTC may postpone for a period not exceeding ninety (90) days the filing or the effectiveness of a registration statement for a Demand Registration if LTC provides Ilion with written notice that in LTC's good faith judgment such Demand Registration might have an adverse effect on any proposal or plan by LTC to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, public offering or similar transaction, provided that, in such event, Ilion will be entitled to withdraw such Demand Registration request and that, if such request is withdrawn, such Demand Registration will not be considered the one (1) Demand Registration to which Ilion is entitled.

      4.2 Participation in Registered Offerings ("Piggyback Rights" for Shares). If LTC proposes or is required to register any of its shares or other equity securities for public sale for cash under the Securities Act (other than on Forms S-4 or S-8 or similar registration forms), it will at each such time or times give written notice to Ilion of its intention to do so. Upon the written request of Ilion given within twenty (20) days after receipt of any such notice, LTC shall use its best efforts to cause to be included in such registration any Shares held by Ilion or Shares obtainable upon exercise of the Warrants and requested to be registered under the Securities Act and any applicable state securities laws; provided, that if the managing underwriter advises that less than all of the shares to be registered should be offered for sale so as not materially and adversely to affect the price or salability of the offering being registered by LTC, Ilion (but not
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LTC to the extent it desires to include shares for its own account) shall reduce the number of their Shares to be included in the registration statement as required by the underwriter to the extent requisite of all prospective sellers of the securities proposed to be registered (other than LTC) on a pro rata basis according to the amounts of securities proposed to be registered by all prospective sellers to permit the sale or other disposition (in accordance with the intended method of disposition thereof as aforesaid) by the prospective seller or sellers of the securities so registered. The registration requested pursuant to this Section 4.2 is referred to herein as the "Piggyback Registration".

      4.3 Obligations of Ilion. It shall be a condition precedent to the obligation of LTC to register any Shares pursuant to this Section 4 that Ilion shall furnish to LTC such information regarding the Shares held and the intended method of disposition thereof and other information concerning Ilion as LTC shall reasonably request and as shall be required in connection with the registration statement to be filed by LTC. If after a registration statement becomes effective LTC advises Ilion that LTC considers it appropriate to amend or supplement the applicable registration statement, Ilion shall suspend further sales of the Shares until LTC advises Ilion that such registration statement has been amended or supplemented.

      4.4 Registration Proceedings. Whenever LTC is required by the provisions of this Section 4 to effect the registration of the Shares under the Securities Act, LTC shall:

            (i) Prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective;

            (ii) Prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective;

            (iii) Furnish to Ilion and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

            (iv) Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or Blue Sky Laws of such jurisdictions as Ilion may reasonably request within twenty (20) days following the original filing of such registration statement, except that LTC shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

            (v) Notify Ilion, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

            (vi) Notify Ilion promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information; and

            (vii) Prepare and promptly file with the SEC and promptly notify
                  Ilion of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding any provision herein to the contrary, LTC shall not be required to amend, supplement, or update a prospectus contained in any registration statement if to do so would result in an unduly burdensome expense to LTC.

      4.5 Expenses. With respect to the inclusion of the Shares in a registration statement pursuant to this Section 4, all registration expenses, fees, costs and expenses of and incidental to such registration, inclusion and public offering in connection therewith shall be borne by LTC; provided, however, that Ilion shall bear their own professional fees and pro rata share of the underwriting discount and commissions. The fees, costs and expenses of registration to be borne by LTC shall include, without limitation, all registration, filing, printing expenses, fees and disbursements of counsel and accountants for LTC, fees and disbursements of counsel for the underwriter or underwriters of such securities (if LTC and/or selling security holders are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky Laws of any jurisdiction in which the securities to be offered are to be registered or qualified.

      4.6 Indemnification of Ilion. Subject to the conditions set forth below, in connection with any registration of the Shares pursuant to this Section 4, LTC agrees to indemnify and hold harmless Ilion, any underwriter for the offering and each of their officers and directors and agents and each other person, if any, who controls Ilion or the underwriter (each, and "Ilion Indemnified Party"), within the meaning of Section 15 of the Securities Act, as follows:

            (i) Against any and all loss, claim, damage and expense whatsoever arising out of or based upon (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or any claim whatsoever based upon) any untrue or alleged untrue statement of a material fact contained in any preliminary prospectus (if used prior to the effective date of the registration statement), the registration statement or the prospectus (as from time to time amended and supplemented), or in any application or other document executed by LTC or based upon written information furnished by LTC filed in any jurisdiction in order to qualify LTC's securities under the securities laws thereof, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any other violation of applicable federal or state statutory or regulatory requirements or limitations relating to action or inaction by LTC in the course of preparing, filing, or implementing such registered offering; provided, however, that the indemnity agreement contained in this section shall not apply to any loss, claim, damage, liability or action arising out of or based upon any untrue or alleged untrue statement or omission made in reliance upon and in conformity with any information furnished in writing to LTC by or on behalf of Ilion expressly for use in connection therewith or arising out of any action or inaction of Ilion;

            (ii) Subject to the proviso contained in Subsection (i) above, against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any untrue statement or omission (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any such litigation or claim) if such settlement is effected with the written consent of LTC; and

            (iii) In no case shall LTC be liable under this indemnity agreement with respect to any claim made against any Ilion Indemnified Party unless LTC shall be notified, by letter or by facsimile confirmed by letter, of any action commenced against such Ilion Indemnified Party, promptly after such person shall have been served with the summons or other legal process giving information as to the nature and basis of the claim. The failure to so notify LTC, if prejudicial in any material respect to LTC's ability to defend such claim, shall relieve LTC from its liability to the indemnified person under this
                  Section 4, but only to the extent that LTC was prejudiced. The failure to so notify LTC shall not relieve LTC from any liability which it may have otherwise than on account of this indemnity agreement. LTC shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, but if LTC elects to assume the defense, such defense shall be conducted by counsel chosen by it, provided such counsel is reasonably satisfactory to the Ilion Indemnified Party in any suit so brought. In the event LTC elects to assume the defense of any such suit and retain such counsel, the Ilion Indemnified Party in the suit, shall, after the date they are notified of such election, bear the fees and expenses of any counsel thereafter retained by them, as well as any other expenses thereafter incurred by them in connection with the defense thereof; provided, however, that the Ilion Indemnified Party reasonably believe that there may be available to them any defense or counterclaim different than those available to LTC or that representation of such Ilion Indemnified Party by counsel for LTC presents a conflict of interest for such Ilion Indemnified Party shall be entitled to defend such suit with counsel of their own choosing and LTC shall bear the fees, expenses and other costs of such separate counsel.

      4.7 Indemnification of LTC. Ilion agrees to indemnify and hold harmless LTC, each underwriter for the offering, and each of their officers and directors and agents and each other person, if any, who controls LTC and the underwriter within the meaning of Section 15 of the Securities Act and any other stockholder selling securities pursuant to the Registration Statement against any and all such losses, liabilities, claims, damages and expenses as are indemnified against any person by LTC under Section 4.6 (i), (ii), and (iii) above; provided, however, that such indemnification by Ilion hereunder shall be limited to any losses, liabilities, claims, damages, or expenses to the extent caused by any untrue statement of a material fact or omission of a material fact (required to be stated therein or necessary to make statements therein not misleading), if any made (or in settlement of any litigation effected with the written consent of such sellers, alleged to have been made) in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or in any application or other document in reliance upon, and in conformity with, written information furnished in respect of such seller by or on behalf of such seller expressly for use in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or in any such application or other document or arising out of any action or inaction of such seller in implementing such registered offering. Notwithstanding the foregoing, the indemnification obligation of Ilion shall not exceed the purchase price of the Shares paid by Ilion. In case any action shall be brought against LTC, or any other person so indemnified, in respect of which indemnity may be sought against any seller, such seller shall have the rights and duties given to LTC, and each other person so indemnified shall have the rights and duties given to Ilion, by the provisions of Section 4.6. The person indemnified agrees to notify the sellers promptly after the assertion of any claim against the person indemnified in connection with the sale of securities.

      4.8 Contribution. If the indemnification provided for in Sections 4.6 and 4.7 above are unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnified party, on one hand, and such indemnifying party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, or liabilities (or actions in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnified party, on one hand, or such indemnifying party, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person who has committed fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

      4.9 Registration Rights to Be Granted. If LTC shall grant to GAIA or Arch registration rights having terms more favorable than the rights granted pursuant to this Section 4, this Section 4 shall be deemed amended to include such more favorable terms.

      4.10 Assignment of Registration Rights. The right to have LTC register Shares pursuant to this Agreement shall be automatically assignable to any transferee of all or any portion of the Shares if: (a) Ilion agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to LTC within a reasonable time after such assignment,
(b) LTC is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee, and (ii) the securities with respect to which such registration rights are being transferred or assigned, (c) following such transfer or assignment, the further disposition of such securities be the transferee or assignee is restricted under the Securities Act and applicable state securities laws and,
(d) at or before the time LTC receives the written notice contemplated by clause
(b) of this sentence, the transferee or assignee agrees in writing with LTC to be bound by all of the provisions contained herein (the foregoing a "Permitted Transferee").

5.    BOARD OF DIRECTORS OF LTC

      After the Closing and from time to time as requested by Ilion, LTC shall take all appropriate actions to nominate or remove or replace, and in each case LTC shall use its best efforts to act in accordance with the request from Ilion to cause the election, removal or replacement of, one person designated by Ilion to the Board of Directors of LTC provided that Ilion is (i) is the beneficial owner of at least 1% of LTC's Common Stock then outstanding during the two year period after the Closing or (ii) is the beneficial owner of at least 5% of LTC's Common Stock then outstanding at any time after the Closing.

6.    MAACOR

      The MAACOR II equipment previously on loan to Ilion from LTC (a) will be available for pickup by LTC at the Burlington, MA plant on Sunday, January 6, 2002 so that it can be placed in services at LTC's plant on Monday, January 7, 2002; (b) Ilion will be given access to 12 of the 32 channels for 24 hours each day until Ilion's own equipment has been delivered and commissioned/placed in service; and (c) an Ilion employee will be allowed on site at LTC to do Ilion's testing, and an appropriate security protocol will be set up.

7.    ILION OWNERSHIP PERCENTAGE.

If after the Closing of the LTC-GAIA Merger and Financing (the "GAIA Closing") the Coversion Shares and the Warrant Shares do not equal at least 9.0% of the Capital Stock of LTC on a fully diluted basis, then LTC shall issue to Ilion Warrants to purchase LTC Common Stock (the "New Warrant Shares") having the same terms as the Warrant and Warrant Amendment so that the Coversion Shares, the Warrant Shares and the New Warrant Shares equal 9.0% of the Capital Stock of LTC on a fully diluted basis immediately after the GAIA Closing.

8.    MISCELLANEOUS

      8.1 Releases of Ilion. LTC hereby releases and forever discharges all claims, losses, liabilities, damages and legal, accounting, investigation and other expenses whatsoever that LTC or any of LTC's affiliates directors, officers or agents may have or allege arising out of or based upon the LTC-Ilion Agreements, the transactions contemplated thereby or any relationships created thereunder ("LTC Claims"), and agrees promptly to indemnify and to hold harmless Ilion and each of Ilion's affiliates, directors, officers and agents against any and all LTC Claims asserted by any shareholder of LTC or any third party.

      8.2 Release of LTC. Ilion hereby releases and forever discharges all claims, losses, liabilities, damages and legal, accounting, investigation and other expenses whatsoever that Ilion or any of LTC's affiliates, directors, officers or agents may have or allege arising out of or based upon the LTC-Ilion Agreements, the transactions contemplated thereby or any relationships created thereunder ("Ilion Claims"), and agrees promptly to indemnify and to hold harmless LTC and each of LTC's affiliates, directors, officers and agents against any and all Ilion Claims asserted by any shareholder of LTC or any third party.

      8.3 Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the LTC or Ilion under this Agreement shall be by telecopy or in writing and telecopied, mailed or delivered to each party at the telecopier number or its address as provided below (or to such other telecopy number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt to the following:

            Lithium Technology Corporation
            5115 Campus Drive
            Plymouth Meeting, PA  19462-1129
            Attention David J. Cade
            Fax:  610-940-6091
            with a copy to:

            Gallagher, Briody & Butler
            155 Village Blvd.
            Princeton, NJ  08540
            Attention:  Thomas P. Gallagher
            Fax:  609-452-6000

            Ilion Technology Corporation
            Royal & Sun Alliance Centre
            Level 23
            48 Shortland Street
            Auckland, New Zealand
            Attention:  Robin Johannink
            Fax:  011-64-9-306-1371

            with a copy to

            Jones Young
            ASB Bank Centre
            Level 14
            135 Albert Street
            Auckland, New Zealand
            Attention:  Keith Young
            Fax:  011-64-9-367-8799

      8.2 Nonwaiver. No failure or delay on either LTC or Ilion's part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further excise thereof or of any other right.

      8.3 Amendments and Waivers. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the LTC and Ilion. Such waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

      8.4 Assignments. This Agreement shall be binding upon and inure to the benefit of Ilion and the LTC and their respective successors and assigns.

      8.5 Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

      8.6 Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

      8.7 Entire Agreement. This Agreement constitutes and contains the entire agreement of the LTC and Ilion and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting this Termination Agreement.

      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules.

      8.9 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York located in the County of New York and the federal courts of the United States of America located in such State and County. Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.1 will be deemed effective service of process on such party.

      8.10 JURY TRIAL. EACH OF LTC AND ILION, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE.

      8.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitutes but one and the same agreement.

      The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    ILION TECHNOLOGY CORPORATION


                                    By:   /s/ Robin T. Johannink
                                        --------------------------------------
                                          Robin T. Johannink
                                          Chairman and Chief Executive Officer


                                    LITHIUM TECHNOLOGY CORPORATION


                                    By:   /s/ David J. Cade
                                        --------------------------------------
                                          David J. Cade
                                          Chairman and Chief Executive Officer